UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 1, 2015

(Date of earliest event reported)

Legend Oil and Gas, Ltd.

(Exact Name of Registrant as Specified in Charter)

Colorado (State or Other Jurisdiction of Incorporation)	000-49752 (Commission File Number)	84-1570556 (IRS Employer Identification No.)

555 Northpoint Center East, Suite 400 Alpharetta, GA (Address of Principal Executive Offices)	30022 Zip Code

(678) 595-6243

(Registrant’s telephone number, including area code)

______________________________________________

(Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities

As previously reported in a Current Report on Form 8-K filed with the Securities Exchange Commission on November 19, 2014, on November 13, 2014, the Company and Hillair Capital Investments, L.P. (“Hillair”) entered into a debt and warrant restructuring. All existing debt outstanding and owned by Hillair, as described in prior Current Reports on Form 8-K was restructured and consolidated into one new debenture. All conversion and amortization features were removed, resulting in a new, single senior secured debenture, with a total amount due Hillair of $6 million plus annual interest of 8.5% due and payable in one payment on March 1, 2016. Further, in exchange for the 600,000,000 warrants to purchase shares of the Company’s common stock then held by Hillair, Hillair purchased 600 shares of convertible preferred stock with a stated value of $1,000 each for a total purchase price of $600,000. This convertible, perpetual preferred stock had a 0% dividend rate, was classified as equity, and was in exchange for any and all outstanding warrants and conversion features included in prior debentures. The shares of preferred stock were convertible into 600 million shares of the Company¹s common stock at $0.001 per share.

On May 1, 2015, Hillair converted all of its preferred stock into 600 million shares of the Company’s common stock. Hillair is now the holder of approximately 63% of the Company’s outstanding common stock.

This transaction was exempt from registration subject to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Legend Oil and Gas, Ltd.

Date: May 5, 2015	By:	/s/ Warren S. Binderman
Warren S. Binderman
President and Chief Financial Officer